                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                             FISCAL YEAR ENDED FEBRUARY (29)28,          PRO FORMA
                                      ------------------------------------------------   ---------
                                       1997      1998      1999      2000       2001       2001
                                      -------   -------   -------   -------   --------   ---------
EARNINGS
Pre tax income......................  $25,940   $18,284   $ 9,045   $ 8,864   $ 31,386   $(18,141)
Add:
  Fixed charges.....................   10,631    15,573    39,203    57,018     83,580    147,414
  Amortization of capitalized
     interest.......................       --        --        --        60         73         73
  Loss from equity investments......       --        --        --        --      1,360      1,360
Less:
  Capitalized interest..............       --       312     1,591       420         --         --
  Minority loss in consolidated
     subsidiaries...................       --        --     1,875     2,005        124        124
  Preferred stock dividends.........       --        --        --     3,144      8,984      8,984
                                      -------   -------   -------   -------   --------   --------
Earnings............................  $36,571   $33,545   $44,782   $60,373   $107,291   $121,598
FIXED CHARGES:
Interest expense (including
  amortization of debt expenses.....  $ 9,633   $13,772   $35,650   $51,986   $ 72,444   $136,278
Capitalized interest................       --       312     1,591       420         --         --
Portion of rents representative of
  the interest factor...............      998     1,489     1,962     1,468      2,152      2,152
Preferred stock dividends...........       --        --        --     3,144      8,984      8,984
                                      -------   -------   -------   -------   --------   --------
Fixed charges.......................  $10,631   $15,573   $39,203   $57,018   $ 83,580   $147,414
Ratio of earnings to fixed
  charges(1)........................      3.4       2.2       1.1       1.1        1.3        N/A
                                      =======   =======   =======   =======   ========   ========
Amount of insufficiency.............      N/A       N/A       N/A       N/A        N/A   $ 25,816
                                      =======   =======   =======   =======   ========   ========

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(1) On a pro forma basis, the ratio of earnings to fixed charges for the year ended February 28, 2001 is less than 1.0 and the amount of insufficiency is $25,816. In accordance with applicable rules, depreciation and amortization expense is deducted from earnings when computing the ratio of earnings to fixed charges. Pro forma depreciation and amortization expense for the year ended February 28, 2001 was $103,009.